UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

Current Report

Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of report (Date of earliest event reported): September 23, 2024

SilverBox Corp IV

(Exact Name of Registrant as Specified in Its Charter)

Cayman Islands	001-42214	N/A
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

1250 S. Capital of Texas Highway, Building 2, Suite 285 Austin, TX	78746
(Address of Principal Executive Offices)	(Zip Code)

(512) 575-3637
(Registrant’s Telephone Number, Including Area Code)

N/A
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Units, each consisting of one Class A ordinary share, $0.0001 par value, and one-third of one redeemable warrant	SBXD.U	New York Stock Exchange LLC
Class A ordinary shares included as part of the units	SBXD	New York Stock Exchange LLC
Redeemable warrants included as part of the units, each whole warrant exercisable for one Class A ordinary share at an exercise price of $11.50	SBXD WS	New York Stock Exchange LLC

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (17 CFR § 230.405) or Rule 12b-2 of the Securities Exchange Act of 1934 (17 CFR § 240.12b-2).

Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Effective September 23, 2024, the Board of Directors (the “Board”) of SilverBox Corp IV (the “Company”) appointed Reed Seaton to the Board as a director of the Company. Mr. Seaton was appointed as a member of the Board’s Nominating and Corporate Governance Committee, the Board’s Compensation Committee and the Board’s Audit Committee.

Reed J. Seaton, age 63, has been a leader and innovator in the sports construction sector for over 40 years. Mr. Seaton currently serves as a managing partner of his family office, Seaton Asset L.P., established in 2023, where he invests in emerging businesses and provides seed capital to SaaS technology, alternative energy, construction, healthcare, and agricultural start-ups. In November 2003 Mr. Seaton founded Hellas Construction, Inc. (“Hellas”), a large vertically integrated sports surfacing and construction company based in Austin, Texas, where he served as President and CEO until May 2024. During his tenure as President and CEO of Hellas, Mr. Seaton partnered with K-12, collegiate and NFL teams, as well as European football clubs providing high quality and safe playing surfaces to athletes both in the United States and internationally and grew the business from a start-up to a business with annual revenue of $625 million in 2023. Mr. Seaton began his career in 1981 by moving to Austin and taking over track production operations at Ritche Corp. In 1984, he purchased Ritche Corp and renamed it Southwest Track Builders, serving as CEO until 1989. In 1989, Southwest Track Builders was purchased by American Sports Products Group (“ASPG”) and Mr. Seaton subsequently served as the CEO of ASPG from 1996 to 2002. Mr. Seaton has served on the Boards of ASPG, Sport Court Inc., American Athletics, Astroturf Industries, Trussway, Inc., and Tencate Grass Holdings Group. Mr. Seaton is well-qualified to serve as a director due to his extensive business, investment, and financial experience.

The Company also entered into an indemnity agreement with Mr. Seaton in the same form as its standard form of indemnification agreement with its other directors and in the same form as previously filed with the Company’s Current Report on Form 8-K filed with the Securities and Exchange Commission (the “SEC”) on August 19, 2024. Furthermore Mr. Seaton is a signatory to the letter agreement, dated August 15, 2024, as previously filed with the Company’s Current Report on Form 8-K filed with the SEC on August 19, 2024, entered into by the Company and its directors and officers in connection with the Company’ initial public offering, pursuant to which Mr. Seaton has agreed to vote any Class A Ordinary Shares held by him in favor of the Company’s initial business combination; to facilitate the liquidation and winding up of the Company if an initial business combination is not consummated within 24 months or such longer period as is approved by the Company’s shareholders; and to certain transfer restrictions with respect to the Company’s securities.

There are no family relationships between Mr. Seaton and any director or executive officer of the Company, and he was not selected by the Board to serve as a director pursuant to any arrangement or understanding with any person. Mr. Seaton has not engaged in any transaction that would be reportable as a related party transaction under Item 404(a) of Regulation S-K.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SILVERBOX CORP IV

Date: September 23, 2024	By:	/s/ Stephen M. Kadenacy
Stephen M. Kadenacy
Chief Executive Officer